Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations:
800-348-1074, ext. 3333
investorrelations@carrols.com

CARROLS RESTAURANT GROUP, INC. REPORTS FINANCIAL RESULTS
FOR THE FIRST QUARTER OF 2015
Company Raises Outlook

Syracuse, New York - (Business Wire) - May 5, 2015 - Carrols Restaurant Group, Inc. (“Carrols” or the “Company”) (Nasdaq: TAST) today announced financial results for the first quarter ended March 29, 2015. The Company also raised its 2015 outlook for revenues and Adjusted EBITDA.

Highlights for the first quarter of 2015 versus the first quarter of 2014 include:

▪	Restaurant sales increased 27.5% to $193.2 million from $151.5 million in the first quarter of 2014, which included $32.5 million in sales from 123 BURGER KING® restaurants that were acquired in 2014;

▪	Comparable restaurant sales increased 8.4% compared to a 2.5% decrease in the prior year period;

▪
Restaurant-Level EBITDA (a non-GAAP financial measure) increased 42.9% to $18.8 million compared to $13.2 million in the prior year period and Restaurant-Level EBITDA margin increased more than 100 basis points to 9.7%;

▪
Adjusted EBITDA (a non-GAAP financial measure) more than doubled to $7.7 million from $3.3 million in the prior year period. (Please refer to the reconciliation of Adjusted EBITDA to net loss and Restaurant-Level EBITDA to loss from operations in the tables at the end of this release.); and

▪
Loss from operations decreased to $4.5 million from $6.5 million in the prior year period. Loss from operations included $1.6 million of impairment and other lease charges and $0.2 million of acquisition and integration costs in the first quarter of 2015. Impairment and other lease charges were $0.6 million and acquisition and integration costs were $0.1 million in the prior year period.

At the end of the first quarter (March 29, 2015), Carrols owned and operated 659 BURGER KING® restaurants. Immediately following the end of the quarter, the Company acquired four BURGER KING® restaurants in Northern Vermont on March 31, 2015.

Daniel T. Accordino, the Company's Chief Executive Officer said, “We’ve had a very good start to 2015 marked by double digit sales growth due to our acquisition of 123 restaurants last year and from a strong 8.4% increase in comparable restaurant sales. In part, sales improved due to the relatively better weather in early 2015 particularly in the Midwest and Mid-Atlantic regions. More importantly, Burger King’s marketing and promotional offerings were extremely effective in driving strong customer traffic and higher sales in all of our markets. This momentum has continued early in the second quarter. We were also able to meaningfully expand our Restaurant-Level EBITDA and Restaurant-Level EBITDA margin due to effective leveraging of our higher sales and by margin improvements over the past year at the restaurants acquired in 2012.”

Accordino concluded, “We recently enhanced the positioning of the Company for continued growth. On April 29, 2015 we completed a refinancing of our debt in which we sold $200 million of 8.0% Senior Secured Second Lien Notes to replace our existing $150 million 11.25% notes, and increased our borrowing capacity under our senior credit facility. This refinancing significantly reduces our cost of capital while increasing the funds that we have available for continued expansion and for our remodeling program. We look to opportunistically employ this additional capital and expect to selectively pursue acquisition opportunities as we move forward.”

First Quarter 2015 Financial Results
Restaurant sales increased 27.5% to $193.2 million in the first quarter of 2015 compared to $151.5 million in the first quarter of 2014. The growth in restaurant sales included $32.5 million in sales from the 123 BURGER KING® restaurants acquired in 2014 along with a comparable restaurant sales increase of 8.4%. The comparable restaurant sales increase included a 6.8% increase at legacy restaurants and a 10.5% increase at the 2012 acquired restaurants. Average check was 2.1% higher and customer traffic increased 6.3% from the prior year period.

Restaurant-Level EBITDA was $18.8 million in the first quarter of 2015, which included a $1.9 million contribution from the restaurants acquired in 2014, compared to Restaurant-Level EBITDA of $13.2 million in the first quarter of 2014. Restaurant-Level EBITDA margin increased over 100 basis points to 9.7% of restaurant sales. These improvements primarily were due to the effective leveraging of the sales increases and improved financial performance at the restaurants acquired in 2012. Such improvements were partially offset by an 81 basis point increase in cost of sales over the prior year period due to an 11% increase in beef costs.

General and administrative expenses were $11.6 million in the first quarter of 2015 compared to $10.3 million in the first quarter of 2014. As a percentage of restaurant sales, general and administrative expenses improved 78 basis points to 6.0% compared to the prior year period.

Adjusted EBITDA was $7.7 million in the first quarter of 2015 compared to $3.3 million in the first quarter of 2014, and Adjusted EBITDA margin improved 181 basis points to 4.0% of restaurant sales.

Interest expense was $4.8 million in the first quarter of 2015 compared to $4.7 million in the first quarter of 2014.

Loss from operations decreased to $4.5 million from $6.5 million in the first quarter of 2014. Loss from operations included $1.6 million of impairment and other lease charges and $0.2 million of acquisition and integration costs in the first quarter of 2015. Impairment and other lease charges were $0.6 million and acquisition and integration costs were $0.1 million in the prior year period.

The Company has not recognized any benefit from income taxes since it has recorded a valuation allowance against all of its net deferred income tax assets. The benefit from income taxes was $3.8 million in the first quarter of 2014.

2015 Outlook
The Company provided the following updated guidance and expectations for 2015 which is a 53-week fiscal period:

▪	Total restaurant sales of $815 million to $830 million (vs. $810 million to $830 million previously estimated);

▪	A comparable restaurant sales increase of 3% to 5% on a comparable 52-week basis (vs. 2% to 4% previously estimated);

▪	A commodity cost increase of approximately 1% to 2% primarily due to higher beef costs expected in the first half of the year (vs. 2% to 3% previously estimated);

▪	General and administrative expenses are still expected to be approximately $44 million to $46 million (excluding stock compensation costs);

▪	Adjusted EBITDA of $48 million to $52 million (vs. $44 million to $48 million previously estimated);

▪	The Company does not anticipate any income tax expense or benefit for 2015 as a result of it currently being in a full net deferred tax asset valuation allowance position;

▪
Capital expenditures of $45 million to $50 million, which includes remodeling a total of 80 to 90 restaurants (vs. $37 million to $44 million previously estimated, which included remodeling a total of 60 to 70 restaurants); and

▪	20 to 25 restaurant closings (vs. 15 to 20 previously estimated).

Conference Call Today
Daniel T. Accordino, Chief Executive Officer, and Paul R. Flanders, Chief Financial Officer, will host a conference call to discuss first quarter of 2015 financial results today at 8:30 AM ET.

The conference call can be accessed live over the phone by dialing 888-510-1765 or for international callers by dialing 719-325-2495. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or for international callers by dialing 719-457-0820; the passcode is 9593002. The replay will be available until Tuesday, May 12, 2015. Investors and interested parties may listen to a webcast of this conference call by visiting www.carrols.com under the tab “Investor Relations”.

About the Company
Carrols Restaurant Group, Inc. is the largest BURGER KING® franchisee in the United States with 663 restaurants as of March 31, 2015 and has operated BURGER KING® restaurants since 1976. For more information on Carrols, please visit the company's website at www.carrols.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Carrols' expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may", "might", "believes", "thinks", "anticipates", "plans", "expects", "intends" or similar expressions. In addition, expressions of our strategies, intentions, plans or guidance are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in Carrols' filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.
Consolidated Statements of Operations
(in thousands except per share amounts)

	(unaudited)
	Three Months Ended (a)
	March 29, 2015	March 30, 2014
Restaurant sales	$193,170	$151,453
Costs and expenses:
Cost of sales	56,850	43,349
Restaurant wages and related expenses	63,312	50,937
Restaurant rent expense	14,424	11,438
Other restaurant operating expenses	32,492	26,025
Advertising expense	7,283	6,543
General and administrative expenses (b) (c)	11,596	10,267
Depreciation and amortization	10,005	8,758
Impairment and other lease charges	1,630	620
Other expense	40	—
Total costs and expenses	197,632	157,937
Loss from operations	(4,462)	(6,484)
Interest expense	4,814	4,703
Loss before income taxes	(9,276)	(11,187)
Benefit from income taxes	—	(3,758)
Net loss	$(9,276)	$(7,429)

Basic and diluted net loss per share	$(0.27)	$(0.32)
Basic and diluted weighted average common shares outstanding (d)	34,882	23,152

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three months ended March 29, 2015 and March 30, 2014 each included thirteen weeks.

(b)	Acquisition and integration expenses of $0.2 million and $0.1 million were included in general and administrative expenses for the three months ended March 29, 2015 and March 30, 2014, respectively.

(c)	General and administrative expenses include stock-based compensation expense of $341 and $296 for the three months ended March 29, 2015 and March 30, 2014, respectively.

(d)
Shares issuable for convertible preferred stock and non-vested restricted stock were not included in the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented.

Carrols Restaurant Group, Inc.
Supplemental Information

The following table sets forth certain unaudited supplemental financial and other data for the periods indicated (in thousands, except number of restaurants, percentages and average weekly sales per restaurant):

	(unaudited)
	Three Months Ended (a)
	March 29, 2015	March 30, 2014
Restaurant Sales: (a)
Legacy restaurants	$88,174	$83,912
Restaurants acquired in 2012	72,456	67,541
Restaurants acquired in 2014	32,540	—
Total restaurant sales	$193,170	$151,453
Change in Comparable Restaurant Sales (b)	8.4%	(2.5)%

Average Weekly Sales per Restaurant: (c)
Legacy restaurants	$23,864	$22,196
Restaurants acquired in 2012	21,657	19,369
Restaurants acquired in 2014	20,413	—

Restaurant-Level EBITDA: (d)
Legacy restaurants	$10,176	$9,287
Restaurants acquired in 2012	6,765	3,874
Restaurants acquired in 2014	1,868	—
Total Restaurant-Level EBITDA	$18,809	$13,161

Restaurant-Level EBITDA margin: (d)
Legacy restaurants	11.5%	11.1%
Restaurants acquired in 2012	9.3%	5.7%
Restaurants acquired in 2014	5.7%
All restaurants	9.7%	8.7%

Adjusted EBITDA (d)	$7,725	$3,312
Adjusted EBITDA margin (d)	4.0%	2.2%

Number of Restaurants:
Restaurants at beginning of period	674	564
New restaurants	—	1
Closed restaurants	(15)	(5)
Restaurants at end of period	659	560

	At 3/29/2015	At 12/28/2014
Long-term debt (e)	$159,586	$159,896
Cash	24,287	21,221

(a)
Restaurants acquired in 2012 represent the restaurants acquired from Burger King Corporation on May 30, 2012. Legacy restaurants refer to the Company's Burger King restaurants owned prior to 2012. Restaurants acquired in 2014 represent the 123 restaurants acquired in five acquisitions in 2014.

(b)	Restaurants are generally included in comparable restaurant sales after they have been open or owned for 12 months.

(c)	Average weekly restaurant sales are derived by dividing restaurant sales by the average number of restaurants operating during the period.

(d)
EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Restaurant-Level EBITDA, and Restaurant-Level EBITDA margin are non-GAAP financial measures and may not necessarily be comparable to other similarly titled captions of other companies due to differences in methods of calculation. Refer to the Company's reconciliation of EBITDA and Adjusted EBITDA to net loss and to the Company's reconciliation of Restaurant-Level EBITDA to loss from operations for further detail. Both Adjusted EBITDA margin and Restaurant-Level EBITDA margin are calculated as a percentage of restaurant sales for the respective group of restaurants.

(e)
Long-term debt (including current portion) at March 29, 2015 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,202 of lease financing obligations and $8,384 of capital lease obligations. Long-term debt (including current portion) at December 28, 2014 included $150,000 of the Company's 11.25% Senior Secured Second Lien Notes, $1,202 of lease financing obligations and $8,694 of capital lease obligations.

Carrols Restaurant Group, Inc.
Reconciliation of Non-GAAP Measures

	(unaudited)
	Three Months Ended (a)
	March 29, 2015	March 30, 2014
Reconciliation of EBITDA and Adjusted EBITDA: (a)
Net loss	$(9,276)	$(7,429)
Benefit for income taxes	—	(3,758)
Interest expense	4,814	4,703
Depreciation and amortization	10,005	8,758
EBITDA	5,543	2,274
Impairment and other lease charges	1,630	620
Acquisition and integration costs	211	122
Stock compensation expense	341	296
Adjusted EBITDA	$7,725	$3,312

Reconciliation of Restaurant-Level EBITDA: (a)
Restaurant-Level EBITDA (a)	$18,809	$13,161
Less:
General and administrative expenses	11,596	10,267
Depreciation and amortization	10,005	8,758
Impairment and other lease charges	1,630	620
Other expense	40	—
Loss from operations	$(4,462)	$(6,484)

(a)
Within our press release, we make reference to EBITDA, Adjusted EBITDA and Restaurant-Level EBITDA which are non-GAAP financial measures. EBITDA represents net income (loss) from operations, before benefit for income taxes, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted to exclude impairment and other lease charges, acquisition and integration costs and stock compensation expense. Restaurant-Level EBITDA represents income (loss) from operations before general and administrative expenses, depreciation and amortization, impairment and other lease charges and other income and expense.

We are presenting Adjusted EBITDA and Restaurant-Level EBITDA because we believe that they provide a more meaningful comparison than EBITDA of the Company's core business operating results, as well as with those of other similar companies. Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and income and other expense which are not directly related to restaurant operations. Management believes that Adjusted EBITDA and Restaurant-Level EBITDA, when viewed with the Company's results of operations in accordance with GAAP and the accompanying reconciliations in the table above, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of the Company's core business without regard to potential distortions. Additionally, management believes that Adjusted EBITDA and Restaurant-Level EBITDA permit investors to gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.
However, EBITDA, Adjusted EBITDA and Restaurant-Level EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net loss, income (loss) from operations or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies. The tables above provide reconciliations between net income (loss) and EBITDA and Adjusted EBITDA and between Restaurant-Level EBITDA and income (loss) from operations.